EXHIBIT 99.2

Hexcel Corporation and Subsidiaries
Net Sales by Segment and Market
For the Quarters Ended March 31, 2020 and 2019
and the Quarter and Year Ended December 31, 2019

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2020
Composite Materials	$300.2	$73.2	$65.1	$438.5
Engineered Products	62.7	38.4	1.4	102.5
Total	$362.9	$111.6	$66.5	$541.0
	67%	21%	12%	100%

Fourth Quarter 2019
Composite Materials	$293.0	$81.9	$68.5	$443.4
Engineered Products	86.8	33.4	0.7	120.9
Total	$379.8	$115.3	$69.2	$564.3
	68%	20%	12%	100%

First Quarter 2019
Composite Materials	$323.4	$77.7	$86.6	$487.7
Engineered Products	92.1	30.1	—	122.2
Total	$415.5	$107.8	$86.6	$609.9
	68%	18%	14%	100%

Year to date December 31, 2019
Composite Materials	$1,234.6	$318.1	$310.4	$1,863.1
Engineered Products	363.1	126.6	2.9	492.6
Total	$1,597.7	$444.7	$313.3	$2,355.7
	68%	19%	13%	100%